Exhibit 99.1

FOR IMMEDIATE RELEASE

June 15, 2015

SMARTSTOP SELF STORAGE, INC.

TO BE ACQUIRED FOR $1.4 BILLION

LADERA RANCH, CA - June 15, 2015 - SmartStop Self Storage, Inc. announced it has entered into a definitive merger agreement under which it will be acquired by Extra Space Storage Inc. (NYSE: EXR). SmartStop stockholders will receive $13.75 per share in cash which represents a total purchase price of $1.4 billion. Extra Space will pay $1.29 billion, and the remaining $120 million will come from the sale of certain assets by SmartStop at or prior to the closing.

The boards of directors of both companies have approved the merger, which is subject to approval by the holders of a majority of SmartStop’s common stock and other customary closing conditions. SmartStop’s board of directors has recommended that its stockholders vote in favor of the merger.

“We believe this transaction delivers compelling value to our equity holders and that SmartStop’s properties are an excellent addition to the Extra Space portfolio. We also believe that Extra Space recognizes the tremendous value of our properties, employees and customer base,” said H. Michael Schwartz, Chief Executive Officer, President and Chairman of the Board of Directors.

Wayne Johnson, SmartStop’s Chief Investment Officer, added, “We are extremely proud of our high quality, national portfolio of properties, and the resulting value recognized by our stockholders.”

“The $13.75 per share price represents a premium of approximately 27% over SmartStop’s most recently announced net asset value, and assuming the reinvestment of all prior dividends, results in an average annual return on investment in excess of 15.3%. SmartStop’s board of directors, with the assistance of legal and financial advisors, thoroughly evaluated potential options to maximize value for our stockholders. We are confident this merger is in the best interests of all stockholders,” commented Mr. Schwartz.

SmartStop, formerly known as Strategic Storage Trust, Inc., was initially formed in 2007 as a public, non-traded real estate investment trust (REIT) with the objective of providing regular income to its investors with the potential for growth through appreciation of its assets. SmartStop raised approximately $568 million of equity capital from investors, and during its approximately 8-year operating period, SmartStop consistently provided investors with cash distributions at an annual rate equal to 7% of investment (based on a $10 per share offering price). Upon consummation of the merger, SmartStop will have achieved its final objective, a successful liquidity event for its stockholders.

Certain assets of SmartStop will be sold prior to the closing of the merger, including one store in California, beneficial interests in two stores in Alabama and five stores in Toronto, Canada. The purchase price for these assets is included in the $13.75 per share price payable to stockholders.

At the closing of the merger, the parties will enter into property management agreements for the management of properties owned by Strategic Storage Trust II, Inc. (SST II) and Strategic Storage Growth Trust, Inc. (SSGT) by Extra Space. SmartStop Asset Management, LLC will be sold simultaneously with the closing of the merger to an entity controlled by Mr. Schwartz and will serve as the sponsor of SST II and SSGT following the merger.

The merger is expected to close during the latter half of 2015. Citigroup Global Markets Inc., KeyBanc Capital Markets, Inc. and Robert A. Stanger & Co., Inc. served as financial advisors to SmartStop, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and Nelson Mullins Riley & Scarborough LLP served as legal advisors to SmartStop. Robert A. Stanger & Co., Inc. also provided a fairness opinion to the board of directors of SmartStop in connection with the merger.

About SmartStop

SmartStop Self Storage, Inc. (SmartStop®) is a fully integrated, self-administered and self-managed self-storage company, which owns/operates 169 self-storage properties in 21 states and Toronto, Canada. SmartStop® is a diversified real estate company that focuses on acquisition, advisory, asset management and property management services for self-storage properties. SmartStop® is the sponsor of Strategic Storage Trust II, a public non-traded REIT that focuses on stabilized self-storage properties, and Strategic Storage Growth Trust, Inc., a public non-traded REIT that focuses on growth-oriented self-storage properties. SmartStop® facilities offer affordable, accessible and secure storage units for residential and commercial customers. In addition, SmartStop® offers secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. SmartStop® was recently ranked the seventh largest owner/operator in the United States by MiniStorage Messenger Magazine.

Additional Information and Where to Find It

In connection with the proposed transaction, SmartStop will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING DECISION, SMARTSTOP’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that SmartStop files with the SEC (when available) from the SEC’s website at www.sec.gov and SmartStop’s website at www.strategicstoragetrust.com. In addition, the proxy statement and other documents filed by SmartStop with the SEC (when available) may be obtained from SmartStop free of charge by directing a request to the following address: SmartStop Self Storage Inc., Attention: Paula Mathews, 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694, or by calling (877) 327-3485.

Participants in the Proxy Solicitation

SmartStop and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from SmartStop’s stockholders with respect to the proposed acquisition of SmartStop by Extra Space. Security holders may obtain information regarding the names, affiliations and interests of such individuals in SmartStop’s Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, which was filed with the SEC on April 29, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of SmartStop by Extra Space will be included in the proxy statement relating to such acquisition when it is filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger, the other transactions contemplated by the merger agreement, and other statements in this press release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (ii) the failure to obtain SmartStop’s stockholder approval or the failure to satisfy the other closing conditions to the merger or any of the other transactions contemplated by the merger agreement, (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction, and (iv) the effect of the announcement of the merger on the ability of SmartStop to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 25, 2015, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.